NSAR ITEM 77C

Van Kampen American Capital Harbor Fund


(a)  A Special Meeting of Shareholders was held on May 28, 1997.

(b) The election of Trustees of Van Kampen American Capital Harbor Fund (the "Fund") included:

     J. Miles Branagan, Richard M. DeMartini, Linda Hutton Heagy,
     R. Craig Kennedy, Jack E. Nelson, Jerome L. Robinson, Phillip B. Rooney, Fernando Sisto and Wayne W. Whalen

(c)  The following were voted on at the meeting:

     (1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

          For  18,349,755            Against     324,266

     (2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

          For  14,999,307            Against   143,892

     (4) For each AC Fund, to Ratify the Selection of Price Waterhouse LLP Independent Public Accountants for its Current Fiscal Year.

          For  18,725,378            Against   143,892
NSAR ITEM 77O

Van Kampen American Capital Harbor Fund
10f-3 Transactions


                                                       Amount of shares
Underwriting #     Underwriting     Purchased From     Purchased           % of Underwriting     Date of Purchase

1                  National
                   Australia Bank   Merrill Lynch      160,000            0.021%                 03/13/97

2                  Boston Chicken,
                   Inc.             Merrill Lynch      2,550,000          1.020%                 04/22/97




Other Firms participating in Underwriting:

Underwriting for #1
-------------------
Morgan Stanley & Co. Incorporated
Keefe, Bruyette & Woods, Inc.
J.B. Were & Son Inc.
First of Michigan Corporation
Roney & Co., LLC
Utendahl Capital Partners, L.P.

Underwriting for #2
-------------------
Alex Brown & Sons Incorporated
Morgan Stanley & Co. Incorporated